Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2010, relating to the financial statements and financial statement schedules of American Physicians Service Group, Inc., and the effectiveness of American Physicians Service Group Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 8, 2010